MUNIYIELD ARIZONA FUND, INC.

FILE # 811-7083

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
6/3/2005	Puerto Rico IFA 7/1/34-7/1/36	1,332,962,916	4,000,000	UBS Financial Services Banc of America Merrill Lynch Citigroup Goldman Sachs JP Morgan Lehman Brothers Morgan Stanley Raymond James & Assoc. Ramirez & Co. Wachovia
8/31/2005	Phoenix AZ Civic Impt Muni 5% 7/1/30	300,000,000	4,000,000	Lehman Brothers Banc of America Merrill Lynch RBC Dain Rauscher Stone & Youngberg Hutchinson, Shockey, Erley Loop Capital Markets Zions First National Bank